Exhibit 12.3

Regency Realty Corporation
Ratio of Earnings to Fixed Charges


                                                                   09/30/00


Net income                                                            89,351
Adjust for:
  Minority interest                                                      666
  Equity in net income of joint venture                               (2,865)
  (Gain) loss on sale or real estate                                     (18)
Plus fixed charges                                                    79,421
Plus distributions from equity JV's                                        -
Less preferred stock/unit dividend                                   (21,232)
Less capitalized interest                                             (8,873)
                                                              ---------------
Earnings                                                             136,450
                                                              ---------------

Preferred stock/unit dividend                                         21,232
Interest expense (including amount of loan costs
   and debt premium)                                                  49,316
Capitalized interest                                                   8,873
                                                              ---------------
  Total fixed charges                                                 79,421
                                                              ---------------

            Ratio                                                        1.7
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